Exhibit 10.4

EXPENSE LIMITATION AGREEMENT

This Expense Limitation Agreement (the “Agreement”) is made this [            ] day of [    ], 2021, by and between AB Commercial Real Estate Private Debt Fund, LLC, a Delaware limited liability company (the “Company”), and AllianceBernstein L.P. (the “Investment Manager”). Capitalized terms that are not defined in this Agreement shall be defined as set forth in the Company’s Amended and Restated Limited Liability Company Operating Agreement, as may be amended or restated from time to time (the “LLC Agreement”).

WHEREAS, the Company is not registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), in reliance upon the exception provided by Section 3(c)(5) thereof;

WHEREAS, the Company has retained the Investment Manager to furnish investment management services to the Company pursuant to the terms and conditions set forth in the investment management agreement, dated [ ], entered into by and between the Company and the Investment Manager (the “Investment Management Agreement”);

WHEREAS, the Company and the Investment Manager have determined that it is appropriate and in the best interests of the Company to limit Organizational Expenses and Company Expenses in the aggregate that are borne by the Company to the extent necessary to prevent Organizational Expenses and Company Expenses, on an annualized basis, from exceeding a percentage determined by the Investment Manager in its discretion (the “Expense Cap”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1)	Expense Cap and Reimbursement

a)

The Investment Manager shall be reimbursed by the Company for Organizational Expenses. The Expense Cap shall be maintained until the third anniversary of the Initial Closing Date. Pursuant to the Expense Cap, any fees waived and expenses borne by the Investment Manager may be reimbursed by the Company during the three year period that the Expense Cap is in place, provided that no reimbursement payment will be made that would cause the Company’s expenses to exceed the Expense Cap. Notwithstanding the foregoing, extraordinary expenses (including, but not limited to, litigation expenses, indemnification expenses, lender liability expenses and other expenses not incurred in the ordinary course of the Company’s business), the Management Fee, the Incentive Fee, interest expenses, financing costs and expenses, and reserves for and costs associated with determining current expected credit losses, shall not be included as Company Expenses for purposes of calculating the Expense Cap.

2)	Termination and Survival

a)	This Agreement shall become effective as of the date of the Company’s Initial Closing.

b)	This Agreement may be terminated at any time, without the payment of any penalty, by the Company or the Investment Manager, with or without notice.

c)	This Agreement shall automatically terminate in the event of (i) the termination of the Investment Management Agreement, or (ii) the Board makes a determination to dissolve or liquidate the Company.

d)

Sections 2 and 3 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 1 of this Agreement shall survive any termination of this Agreement with respect to any amounts that have not been reimbursed by the Company to the Investment Manager.

3)	Miscellaneous

a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

c)	Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware.

d)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

e)	The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Investment Manager.

f)

This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

AB COMMERCIAL REAL ESTATE PRIVATE DEBT FUND, LLC

By:
Name: Title:

ALLIANCEBERNSTEIN L.P.

By:
Name: Title: